Exhibit 99.1

Contact:	Geoffrey Buscher
SBG Investor Relations
508-532-1790
IR@xerium.com

XERIUM TECHNOLOGIES RECEIVES CONTINUED LISTING STANDARDS NOTICE

FROM THE NYSE

RALEIGH, N.C., November 24, 2009, Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of industrial textiles and rolls used primarily in the paper production process, today announced that on November 18, 2009, it received notification from the New York Stock Exchange (NYSE) that it was not in compliance with an NYSE standard for continued listing of the Company’s common stock on the exchange. Specifically, the Company is considered below criteria by the NYSE because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading day period.

This notification represents the second instance that the Company was not in compliance with this criterion during the past twelve months. On December 29, 2008, the Company was first notified by the NYSE that, in addition to not being in compliance with this criterion, the Company was also not in compliance with continued listing criteria under Section 802.01B of the Listed Company Manual because its average total market capitalization was less than $75 million over the same consecutive 30 trading day period and its most recently reported stockholders’ equity was less than $75 million. In February 2009, the NYSE submitted to the Securities and Exchange Commission an immediately effective rule filing that reduced these amounts to $50 million, respectively. The Company cured the first instance of noncompliance under the $1.00 share price listing standard as of June 29, 2009, which represented the end of the six-month cure period prescribed by NYSE rules.

In February 2009, the Company submitted a plan advising the NYSE of definitive actions the Company has taken, or proposed to take, that would bring it into compliance with the market capitalization listing standards within 18 months of receipt of the initial letter which is June 29, 2010. The Company continues to provide the NYSE with quarterly updates to this submitted plan. Such quarterly updates include detailed commentary and description of the actions the Company is taking with its lenders in order to resolve the financial covenant non-compliance under its senior credit facility for the period ended September 30, 2009, which is presently waived through December 15, 2009. The Company believes that the covenant noncompliance is negatively affecting the Company’s share price and market capitalization.

The NYSE is reviewing the second instance of noncompliance under the $1.00 share price standard in connection with its broader assessment of the Company’s progress on this previously submitted 18-month business plan in order to determine the appropriate action concerning the Company. The NYSE is continuing to monitor and assess the situation with the Company. Depending on the circumstances, the NYSE could truncate the procedures outlined in Section 802.01C that would otherwise be applicable to companies that are not in compliance with the share price standard or it may initiate suspension or delisting procedures concerning the Company. Additionally, the NYSE may also take accelerated listing action in the event that the Company’s common stock were to trade at levels deemed to be abnormally low over a sustained period of time or in the case of other material adverse developments.

The Company’s business operations, credit agreement and Securities and Exchange Commission reporting requirements are unaffected by this notice.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 32 manufacturing facilities in 13 countries around the world, Xerium has approximately 3,300 employees.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. These risks and uncertainties include the following items: (1) we may not be able to meet the goals set forth in our plan to achieve NYSE compliance; (2) even if we meet the goals set forth in the plan, we may not be able to achieve compliance with NYSE continued listing standards; (3) we may be unable to successfully resolve our credit issues, which would result in the acceleration of our debt, and we anticipate we may not have sufficient cash available to pay our debt and continue operations, (4) we are subject to significant risks as a result of the current global economic crisis and the associated unpredictable market conditions; (5) market improvement in our industry may occur more slowly than we anticipate or not at all; (6) our plans to reduce trapped cash, develop new products, and reduce costs may not be successful; and (7) the other risks and uncertainties discussed elsewhere in this press release, our Form 10-K for the year ended December 31, 2008, and our subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. As discussed above, we are subject to substantial risks and uncertainties related to the current economic downturn and our credit issues, and we encourage investors to refer to our SEC filings for additional information. Copies of these filings are available from the SEC and in the investor relations section of our website at www.xerium.com.

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